Exhibit 99.1

FOR IMMEDIATE RELEASE

Action Performance Companies Inc. Names Melodee Volosin
Chief Operating Officer

PHOENIX (Sept. 1, 2004) –Action Performance Companies Inc. (NYSE: ATN), the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise, today announced that Melodee Volosin has been named executive vice president and chief operating officer. The new appointment, voted unanimously by Action’s board of directors, is effective immediately.

Chairman, president and chief executive officer, Fred Wagenhals, will continue to focus on motorsports and other licensor relationships, as well as overall corporate strategy, while Volosin will take over Action’s day-to-day operations, overseeing decisions on a variety of projects that affect management, employees and the overall company dynamic.

“Action’s market position in licensed motorsports collectibles is unmatched. Today, for example, seven of the top 10 NASCAR Nextel Cup Series drivers are Action licensors,” Volosin explained. “This company has tremendous potential, and I’m excited to take on an expanded role to help Fred and the management team grow the business.”

In addition, Volosin, who has been with Action Performance since its inception in 1992, will continue her role in Action’s corporate sales division where she supervises all sale managers and is responsible for monitoring sales of Action’s diverse product lines. She will also retain her position on Action’s board of directors, where she has been a member since 1997.

“Melodee is a proven executive, and her new responsibilities allow us to take full advantage of her leadership abilities. Melodee has been working with me since the beginning and has been instrumental in growing this company from $15 million in sales to $400 million,” said Wagenhals.

About Action Performance Companies:
Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other sports-inspired memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail and department stores, specialty dealers and select online retailers. For more information about Action Performance and its many subsidiaries, please visit the company’s corporate Web site at www.action-performance.com.

This press release may contain forward-looking statements regarding the company’s expectations performance and prospects. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, general economic conditions, and other risks discussed in the Company’s Form 10-K, dated September 30, 2003, on file with the U.S. Securities and Exchange Commission.

For more information contact:
Action Performance Companies, Inc.
R. David Martin, 602-337-3636
or
Burson-Marsteller
Jeffrey Schoenborn, 212-614-4792
jeffrey_schoenborn@nyc.bm.com

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